Red Mountain Resources, Inc. 8-K/A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Red Mountain Resources, Inc.

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-186076) and Form S-8 (No. 333-186064) of Red Mountain Resources, Inc. of our report dated March 29, 2013 with respect to the audited financial statements of Cross Border Resources, Inc. as of and for the years ended December 31, 2012 and 2011, which report appears in the Form 8-K/A of Red Mountain Resources, Inc. filed on April 12, 2013.

/s/ Darilek, Butler & Associates, PLLC

Darilek, Butler & Associates, PLLC
San Antonio, Texas
April 12, 2013